Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Announces Agreement to Acquire Three Handysize
Vessels

Capitalizes on Attractive Acquisition Environment to Grow Fleet by 18.6% on a Tonnage Basis

NEW YORK, June 9, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot charter market, announced today that it has agreed to acquire three 35,000 dwt Handysize vessels, including one newbuilding, from companies within the Metrostar group of companies for an aggregate purchase price of approximately $99.8 million. The acquisition is subject to the completion of customary documentation and closing conditions.

The three vessels are expected to be delivered to Baltic Trading between July 2010 and October 2010. All three vessels are secured on spot market-related time charters with Cargill International S.A. at a rate based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), an index published by The Baltic Exchange. Technical management of the three vessels will be maintained by Metrostar Management and overseen by Genco Shipping & Trading Limited.

Upon completion of the acquisition, and the expected delivery of the one remaining Capesize vessel to complete the Company’s initial fleet, Baltic Trading will own nine drybulk vessels, consisting of two Capesize vessels, four Supramax vessels and three Handysize vessels with a total carrying capacity of approximately 671,000 dwt and an average age of less than one year. Baltic Trading plans to finance this acquisition through its existing $100 million senior secured revolving credit facility.

John C. Wobensmith, President and Chief Financial Officer, commented, “The acquisition of three vessels highlights the ongoing execution of Baltic Trading’s growth strategy since its IPO in March 2010. Management has acted decisively to capitalize on a favorable acquisition environment and expand the Company’s modern fleet by 18.6% on a tonnage basis. By strengthening our ability to take advantage of the positive long-term demand for the global transportation of essential drybulk commodities, we expect to enhance our position to increase future cash flows and distribute sizeable dividends to shareholders. Going forward, we intend to remain disciplined in pursuing growth opportunities while maintaining a cost-effective operating platform and strong capital structure with little to no leverage.”

The following table sets forth information about the three vessels to be acquired by the Company:

Vessel	New Name	DWT	Year Built	Charterer	Charter Expiration(1)	Employment Structure (2)	Expected Delivery (3)

Handy Wind	Baltic Wind	35,000	2009	Cargill International S.A.	May 2013	BHSI Index plus 15%	Q3 2010
Handy Cove	Baltic Cove	35,000	2010	Cargill International S.A.	February 2014	BHSI Index plus 15%	Q3 2010
Hull No H-4011	Baltic Breeze	35,000	2010 (3)	Cargill International S.A.	46-48 months after delivery	BHSI Index plus 15%	Q4 2010

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
The rate for each of the spot market-related time charters will be based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), as reflected in daily reports. Hire will be paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

(3)	The year the vessel is being built and the dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the shipyard.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading currently owns a fleet of five drybulk vessels, including one Capesize newbuilding and four 2009-built Supramax vessels, with an aggregate carrying capacity of approximately 389,000 dwt.  After the expected delivery of a Capesize newbuilding in October 2010 and the three Metrostar vessels that Baltic Trading has agreed to acquire, Baltic Trading will own nine drybulk vessels, consisting of two Capesize, four Supramax and three Handysize vessels with a total carrying capacity of approximately 671,000 dwt.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: the fulfillment of the closing conditions under the Company’s agreements to acquire a total of four drybulk vessels; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, the Company’s registration statement on Form S-1 and its reports on Form 10-Q and Form 8-K.  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

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